First Quarter Fiscal Year 2017

Prepared Remarks    April 27, 2017
Jonathan Bush, Chairman & Chief Executive Officer
Karl Stubelis, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with the first quarter fiscal year 2017 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code no. 90662303, or visit the Investors section of our website at www.athenahealth.com. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code no. 90662303. A webcast replay will also be archived on our website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook, including our revised fiscal 2017 guidance; statements regarding the strength of the drivers of our long-term success; statements regarding our ability to reduce our clients' administrative burden and to increase the value in our co-sourcing model; statements regarding improvements in patient engagement, care coordination, and patient self-management; statements regarding our major areas of focus in 2017; statements regarding the benefits of and demand for our service offerings; statements regarding the potential expansion and value of our network and progress towards building the healthcare internet; investments in disruptive innovation and emerging services and the expected long-term value creation from our investments; statements regarding our ability to hire and retain top talent; statements regarding our MDP program; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures for Fiscal Year 2017 Guidance” sections of these remarks. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “expect,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to maintain consistently high growth rates due to lengthening client sales cycles; the impact of changes in our business model and structure; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly skilled employees; our fluctuating operating results; our ability to retain our clients and maintain client revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks and can be found within our first quarter fiscal year 2017 earnings press release in the Investors section of our website at www.athenahealth.com.
About athenahealth
athenahealth partners with hospital and ambulatory clients to drive clinical and financial results. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates® and other point-of-care mobile apps.
athenahealth connects care across a national network of 99,000 providers and 88 million patients. Our network provides clients better insight across their own organization as well as the ability to learn from the experience of every other provider on the network. Through our model, we infuse the knowledge clients need to thrive in a changing industry directly into their workflow, from clinical guidelines to payer rules. We take on back-office work at scale so providers can focus on patients, not paperwork, and get paid more, faster.
athenahealth received the 2017 Best in KLAS award for #1 practice management vendor in the 11-75 segment, and was rated a leader in interoperability in 2016.
Opening Remarks
We believe 2017 will be a productive year for building out what differentiates athenahealth in the market. We remain focused on evolving our platform and expanding our technology assets to go deeper with our core services and go broader with our network services as we work to reach and support the entire healthcare continuum. First, in the absence of government mandates, we are focused on deepening our services. Second, we are helping our clients grow their market share. And third, we are continuing to create network effect. We believe there will be a healthcare internet and we are building it. To that end, we have grown our national connected network to 99,000 providers, 88 million patients, and over 150,000 network endpoints.
Q1 2017 Summary of Results

•	Grew consolidated revenue by 11% over Q1 2016

•	Delivered GAAP Operating Margin of 0.4%, up from 0.1% in Q1 2016

•	Delivered Non-GAAP Adjusted Operating Margin of 7.7%, down from 9.4% in Q1 2016

•
Grew net new active providers on the network for athenaCollector to 98,948 (2,406 providers added in Q1 2017), for athenaClinicals to 52,273 (2,791 providers added in Q1 2017), and for athenaCommunicator to 60,070 (2,209 providers added in Q1 2017)

•	Grew discharge bed days managed by our athenaOne for Hospitals & Health Systems service to 11,350 in Q1 2017, representing sequential growth of 86% over Q4 2016

•	Grew covered lives managed by our athenahealth Population Health service to 2,777,960 in Q1 2017, representing sequential growth of 25% over Q4 2016

•	Continued the implementation waves at NewYork-Presbyterian Medical Groups (athenaOne), Adventist Health (athenaOne), Tenet (athenaOne), and Dignity Health (Population Health)

•	Launched athenaWell, our patient-facing mobile app, as a native component of our athenahealth Population Health service in March 2017

•
Entered into a technology partnership with CoverMyMeds and integrated CoverMyMeds electronic prior authorization platform software for prescriptions into the workflow of athenaClinicals to automate the prior authorization process for providers and help patients fill prescriptions faster

•	Completed the migration of our entire athenaClinicals client base to the Streamlined experience
Results Overview
athenahealth’s top line results for the first quarter of fiscal year 2017 reflect continued revenue growth in business services:

•	Total revenue:

◦	$285.4 million in Q1 2017, representing 11% growth over $256.1 million in Q1 2016
Our bottom line results for Q1 2017 reflect continued investment in research and development and sales and marketing to continue to drive growth and innovation, deepen our services, and evolve our platform:

•	GAAP Gross Profit and Margin:

◦	$141.0 million, or 49.4% of total revenue, in Q1 2017, an increase of 14% over $123.7 million, or 48.3%, in Q1 2016

•	Service Automation Profit and Rate (formerly referred to as Non-GAAP Adjusted Gross Profit and Margin):

◦	$176.1 million, or 61.7% of total revenue, in Q1 2017, an increase of 11% over $158.9 million, or 62.0% of total revenue, in Q1 2016

•	GAAP Selling and Marketing expense:

◦	$65.7 million, or 23.0% of total revenue, in Q1 2017, an increase of 10% over $59.8 million, or 23.4% of total revenue, in Q1 2016

•	GAAP Research and Development expense:

◦	$42.8 million, or 15.0% of total revenue, in Q1 2017, an increase of 41% from $30.3 million, or 11.8% of total revenue, in Q1 2016

•	GAAP General and Administrative expense:

◦	$31.4 million, or 11.0% of total revenue, in Q1 2017, a decrease of 6% from $33.3 million, or 13.0% of total revenue, in Q1 2016

•	GAAP Operating Income and Margin:

◦	$1.1 million, or 0.4% of total revenue, in Q1 2017, compared to $0.3 million, or 0.1% of total revenue, in Q1 2016

•	Non-GAAP Adjusted Operating Income and Margin:

◦	$22.0 million, or 7.7% of total revenue, in Q1 2017, a decrease of 9% from $24.2 million, or 9.4% of total revenue, in Q1 2016

•	GAAP Net Loss:

◦	$(1.4) million, or $(0.03) per diluted share, in Q1 2017, compared to $(0.8) million, or $(0.02) per diluted share, in Q1 2016

•	Non-GAAP Adjusted Net Income:

◦	$12.5 million, or $0.32 per diluted share, in Q1 2017, a decrease of 7% from $13.4 million, or $0.34 per diluted share, in Q1 2016
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. For 2017, we have again developed a streamlined and heavily weighted scorecard focused on 11 key stability, performance, satisfaction, and financial metrics. The table below shows the scorecard results for Q1 2017. Please reference the last page of this document for definitions of our corporate scorecard metrics.

athenahealth 2017 Corporate Scorecard

Q1 2017 Results

Stability (10% weight)
Voluntary Turnover	3.2%
New Hires Leaving in 12 Months	5.7%
Employee Engagement	(a)
Stability Results	71%

Performance (40% weight)
athenaCollector Composite	99.6%
athenaClinicals Composite	101.9%
athenaCommunicator Composite	94.2%
Hospital Composite	92.8%
Performance Results	98%

Satisfaction (15% weight)
Client Net Promoter Score	25.4
Inbound Contacts per Provider per Month	0.56
Satisfaction Results	104%

Financial (35% weight)
Bookings (b)	(b)
Non-GAAP Adjusted Operating Income Growth	(9)%
Financial Results	43%

Total Results	77%

(a)	Employee Engagement surveys are completed twice per year with results reported in Q2 and Q4 only.

(b)	Bookings results are disclosed on an annual basis only.
We believe our corporate scorecard metrics results support the underlying drivers of our long-term success.

•
Voluntary Turnover of 3.2% in Q1 2017 was unfavorable to our goal of 2.8%. We closely track employee retention metrics and monitor employee engagement via our semi-annual engagement surveys. We continue to focus on programs that attract, develop, and retain top talent and create a best-in-class employee experience across athenaNation.

•
New Hires Leaving in 12 Months result of 5.7% in Q1 2017 was unfavorable to our goal of 4.0%. Our talent acquisition team, under the direction of our new talent acquisition leader is focused on improving the quality of hires, particularly the critical entry-level client facing roles. We believe we have improved procedures in place to clearly communicate job expectations and hire the right people for the right roles.

•	athenaCollector Composite result of 99.6% in Q1 2017 was driven by in-line performance of both the Ambulatory Days in Accounts Receivable and Collector Claim Inflow Rate metrics.

•	athenaClinicals Composite result of 101.9% in Q1 2017 was driven by slightly better than expected performance of both the Clinicals Client Inflow Rate and After-Hours Documentation Rate metrics.

•
athenaCommunicator Composite result of 94.2% in Q1 2017, driven by slightly lower than expected Online Self Pay Rate results. We remain focused on increasing portal adoption and improving patient engagement as we believe both are key to driving faster collections of patient payments.

•
Hospital Composite result of 92.8% in Q1 2017, driven by slightly lower than expected percentage of Clients Meeting Cash Flow Goal for the quarter. We are, however, pleased to note that we met our goal in March 2017 with nearly 70% of our hospital clients achieving over 104% of their baseline cash flow.

•
Client Net Promoter Score of 25.4 in Q1 2017, versus goal of 25.0 and an improvement from 23.9 in Q4 2016. We are happy to report that our Net Promoter Score not only came in ahead of our goal but improved sequentially for the second quarter in a row. Notably, same store respondent net promoter score from Q3 2016 to Q1 2017 improved by 38%, representing the first same store increase in over a year. As discussed previously, we have a number of initiatives underway that we believe will improve our Net Promoter Score over the long run. First, we have product leaders focused solely on improving service delivery and performance. Second, we have reduced the number of releases that impact client workflows to three times a year as part of our agile transformation. Finally, we are working on improving our overall service experience, particularly on the customer support side by taking care of client issues in a more timely fashion. These initiatives continue to be major areas of focus for us in 2017.

•	Inbound Contacts per Provider per Month of 0.56 in Q1 2017, slightly favorable to our goal of 0.61.
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers, covered lives, and discharge bed days managed by or transacted across our network are appropriate metrics to use when measuring our market share. During Q1 2017:

•	80% of all new athenaCollector deals included athenaClinicals in Q1 2017, compared to 84% in Q1 2016

•	78% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator in Q1 2017, compared to 80% in Q1 2016.

•	52.8% of total athenaCollector providers have adopted athenaClinicals as of Q1 2017, up from 51.3% as of Q4 2016

•	60.7% of total athenaCollector providers have adopted athenaCommunicator as of Q1 2017, up from 59.9% as of Q4 2016

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q4 2016 to Q1 2017 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 12/31/16	96,542	49,482	57,861	6,107	2,215,451
Sequential Growth	2,406	2,791	2,209	5,243	562,509
Ending Balance as of 3/31/17	98,948	52,273	60,070	11,350	2,777,960
Sequential Growth %	2%	6%	4%	86%	25%
Revenue Discussion
Q1 2017 revenue was $285.4 million and grew by 11% (or $29.3 million) over Q1 2016.

	Q1 2017	Q1 2016	Y/Y Growth%
Business services	$278.3	$247.5	12%
Implementation and other	$7.1	$8.6	(17)%
Consolidated Revenue	$285.4	$256.1	11%
Note: Implementation and other revenue consists of all of our non-core revenue streams, and includes the amortization of deferred revenue on implementation services, as well as third-party operating lease-based tenant revenue. We expect the amortization of deferred implementation fees to decline, as we began including implementation fees in our ongoing monthly rate in 2014 for newly-acquired clients. Additionally, third-party tenant revenue may decline in the foreseeable future as tenants vacate, and we occupy the previously rented space at our corporate headquarters.
Service Automation Rate Discussion
Our Service Automation Rate, formerly referred to as Non-GAAP Adjusted Gross Margin, was 61.7% for Q1 2017, down approximately 30 basis points from 62.0% in Q1 2016. We continue to invest in our client support center to improve the overall service experience. We are broadening and deepening our core services to further reduce administrative burden and increased the value of our co-sourcing model. We are also investing in the development of our emerging services to execute in the small hospital market and expand our population health business. One of our goals is to improve automation rates on a service-line basis each year. As previously discussed, the expansion of our newer service offerings, such as athenaOne for Hospitals and Health Systems and athenahealth Population Health, is expected to serve as a headwind to total company service automation rate expansion until these newer services become more automated and scalable.
Balance Sheet and Cash Flow Highlights
As of March 31, 2017, we had cash and cash equivalents of $98.0 million and outstanding indebtedness of $285.0 million. Operating cash flow increased by $0.5 million from net cash provided by operating activities of $8.3 million for the three months ended March 31, 2016, to net cash provided by operating activities of $8.8 million for the three months ended March 31, 2017.

Revised Fiscal Year 2017 Outlook
Based on the weaker than expected trends experienced in the first quarter of fiscal year 2017, we have revised our fiscal year 2017 guidance as of April 27, 2017. Our revised fiscal year 2017 financial guidance is summarized in the following table:

For the Fiscal Year Ending December 31, 2017
Forward-Looking Guidance
Financial Measures
GAAP Total Revenue	$1,210 million - $1,250 million
GAAP Operating Income	$36 million - $46 million
Non-GAAP Adjusted Operating Income	$120 million - $140 million
Financial Metric
Annual Bookings	$350 million - $400 million
Service Descriptions & Service Development Discussion
Service development at athenahealth is organized around our mission to be healthcare providers’ most trusted service, helping them do well by doing the right thing. By combining three distinct but interconnected components - network, knowledge, and work - we empower our clients to achieve and sustain financial health while staying focused on quality patient care. We have developed a number of network-enabled services to support healthcare providers across the continuum of care. We offer various combinations of our services to our clients, including athenaOne and athenaOne for Hospitals and Health Systems, depending on whether they are medical groups and practices or hospitals and larger health systems. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates and other point-of-care mobile apps.
athenahealth-branded and Epocrates-branded service offerings
The following suite of network-enabled services connects our clients to financial results, clinical outcomes, patients, and the broader care continuum:
Medical Billing and Practice Management
athenaCollector is our network-enabled billing and practice management solution that eliminates or reduces many time-consuming activities that typically burden our clients and their staff, allowing them to focus more on patient care and other business priorities. athenaCollector includes our intuitive, web-based practice management solution that helps clients improve practice management by simplifying workflows related to patient registration, scheduling, check-in, charge entry, referral management, checkout, follow-up, collections, accounting, and reporting. In addition, athenaCollector includes our proprietary billing rules engine, which represents the industry’s largest database of payer-specific reimbursement requirements. It delivers in-depth insight and knowledge to our clients that helps them get paid by health insurers. Additionally, with athenaCollector, we perform back-office services in partnership with our clients at all key steps of the billing process, including: generating and submitting electronic and paper claims, confirming receipt of claims and resubmitting lost claims, posting remittance advice received from payers, following up on unpaid and denied claims, updating our rules engine to help prevent denial recurrences, and reviewing key performance metrics.
Electronic Health Records
athenaClinicals, our network-enabled electronic health record, or EHR, service, organizes the moment of care to help providers maximize their clinical productivity and maintain focus on their patients. athenaClinicals combines a web-based EHR with a clinical cycle management solution and a back-office document management service to help manage patients' clinical documentation. The web-based EHR application included in athenaClinicals addresses the core clinical workflows of a practice including:

clinical chart, encounter documentation, order entry, results viewing, patient call tracking, clinical reminder tracking, and workflow task management. athenaClinicals includes a global library of content that is available for all clients and provides a starting point for certain specialty-specific content. In keeping with our service model of network, knowledge, and work, athenaClinicals also acts as a virtual clinical back office for our clients. Our document services team takes on burdensome administrative work on behalf of our clients by processing incoming documents and routing them to the practice’s staff for review via document routing rules defined by the client.
Patient Engagement
athenaCommunicator is our network-enabled patient engagement and communication solution that provides an on-demand, automated communication service between patients and provider practices for interactions outside the exam room. athenaCommunicator uses phone, e-mail, a patient portal, and our own team of operators to help improve financial and operational performance for our clients. athenaCommunicator enables clients to build a highly flexible set of communication rules with their patients. Our automated messaging platform delivers phone calls, text messages, and e-mails to patients, including appointment reminders, past due balance alerts, disease management initiatives, secure test results, and other compliance-driven campaigns. Our patient portal enables patients to express communication preferences, view lab results, review appointment information, exchange secure messages with providers, update personal information, and pay bills. Additionally, we print and mail paper statements to patients on behalf of our clients to assist with patient payment collection. Collectively, these activities expand the availability of the medical practice to patients and help alleviate the burden of administrative communications, freeing staff to focus on higher-value and more critical tasks. In addition, by tracking patients' responses, we are able to optimize the effectiveness of these communications.
Order Transmission and Care Coordination
athenaCoordinator is our network-enabled order transmission and care coordination service. athenaCoordinator is focused on increasing efficiency for healthcare providers utilizing multiple information technology systems and helps to provide efficient care for patients. athenaCoordinator is founded on three core value drivers: more convenient access to patient data for referring providers, greater visibility into a patient’s full care picture and ordering choices, and less work in managing the movement of patients and their data through the referral chain. This value is delivered through six core network service elements: order management and referral management, scheduling, registration, messaging, charts, and third-party integration. athenaCoordinator is not offered as a stand-alone solution but instead must be utilized with athenaCollector, athenaClinicals, and athenaCommunicator.
Population Health Management
athenahealth Population Health is our population health solution that combines services with software and analytics. This comprehensive, cloud-based population health service identifies patients in need of care and analyzes the clinical and financial results of that care to drive improvements in outcomes and costs. After clients transfer data from payers, finance systems, laboratories, clinical repositories, and/or EHRs, athenahealth Population Health processes and integrates that data and provides a platform through which clients can gain insight into and manage the health of their patient population. The population health management functionality of athenahealth Population Health consists of data integration for payer feeds and EHRs, a virtual desktop, and a web portal to gain insight into and take action on that data.
Clinical Decision Support
In addition to providing native decision support functionality into our suite of service offerings, athenahealth also offers other stand-alone applications to providers at the point of care. These services, provided through our Epocrates brand, center around a variety of clinical information and decision support offerings available through healthcare providers’ mobile devices. Epocrates services include: drug and disease information, medical calculator and tools, clinical guidelines, clinical messaging, and market research. The majority of healthcare professionals using our clinical information services access the free versions of our applications; premium subscriptions for some of these services are also available, and some services are sponsored by clients in the healthcare industry (e.g., pharmaceutical companies, managed care companies, and market research firms) that seek opportunities to engage with our network of members. The Epocrates network of members consists of over one million healthcare professionals, including approximately 50% of U.S. physicians. We believe the features available through our Epocrates and other point-of-care mobile applications allow healthcare professionals to leverage technology and clinical content to help inform prescribing decisions, improve workflow, and enhance patient safety.
Connecting to financial results:
athenaCollector is a comprehensive revenue cycle and practice management service. It enables clients to maximize revenue, reduce administrative burden, and stay ahead of industry changes. We analyze the experiences of thousands of clients to continuously simplify revenue cycle work, from the moment a patient makes an appointment, to the time full payment is secured. We accomplish this through a powerful combination of technology and people, and when work can’t be eliminated, we have staff to perform tasks on behalf of clients. With nearly 20 years of experience and daily exposure to our clients’ productivity levels and collections performance, we offer robust benchmarking, reporting and coaching to help clients gain more control over their financial health.

With the rise of consumerism and value-based care, revenue cycle and practice management must evolve to be more patient-friendly, nimble and cost effective. During 2017, the athenaCollector team is pursuing new opportunities to reduce administrative work, simplify workflows, and expand our services. For example, we plan to shift more work from our clients to our plates, such as patient insurance-related claim holds and denials, and expand the use of network data to automatically detect and correct patient insurance information. We are also experimenting with new guided workflows that will make the next steps for staff to resolve claim holds more clear and actionable.

A recent case study we published on Watauga Orthopaedics illustrates how athenaCollector can deliver strong performance with less administrative burden. Before partnering with athenahealth, this 11-doctor orthopedic practice employed 33 administrative staff members, including three full-time employees to manage insurance eligibility checking. With athenahealth, Watauga has been able to eliminate six full-time administrative positions while tripling in size. Some of those staff have remained in other roles to focus on higher-value work, while athenahealth handles some of the routine tasks that had previously slowed the practice down. With less time spent on administrative tasks, Watauga is able to spend time growing its business, digging into insights that can add incremental value to the practice and caring for patients.

Connecting to clinical outcomes:
Our athenaClinicals service helps providers deliver high quality care by organizing the moment of care for maximum clinical productivity and reimbursement. During the first quarter of 2017, we reached a milestone by completing the transition of our entire client base to our Streamlined experience, which we launched in early 2016.  For our clients, this means better performance, more consistent workflows, and faster access to new feature developments. With this transition now behind us, we are focused on further reducing work for our clients and making it easier for providers to connect to and incorporate patient information.

As a network-enabled service, we can build enhancements into our system and quickly roll out changes to our entire client base. In 2017, we will drive forward with new means of sharing data, and continue to help our clients achieve success in new payment models as they transition to value-based care. This year we are making it easier for clients to access patient records through enhanced Patient Record Sharing (“PRS”). PRS enables our clients to exchange patient medical records with outside care sites - via the athenahealth client network, CommonWell, and Carequality - and to use those records to positively impact care. Built into athenaClinicals, PRS automatically searches our extensive network of care sites, locates the patient’s medical records, and surfaces those records directly in athenaNet, giving providers access to the information they need to deliver care.

One of the most inefficient and time-consuming aspects of running a medical practice or health facility is the manual approval process to determine prescription coverage, which is reliant on paper forms and faxes. To help alleviate this burden, we are partnering with CoverMyMeds, a leading electronic prior authorization (“ePA”) platform for prescriptions, to automate and speed up the prior authorization process for providers using athenaClinicals. As a result of this electronic request process, the authorization process is radically expedited, making practices more time and cost-efficient. Early adopters of ePA on athenaClinicals have dramatically cut the average prior authorization determination time for prescriptions from nine days to three, while administrative data entry has been reduced by half.

We are also committed to helping clients succeed with all forms of value-based payment and reducing the administrative burden of complying with complex payment programs. During the first quarter, we added a new support tool with the launch of a Merit-Based Incentive Payment System (“MIPS”) Dashboard. The dashboard will help providers and practice administrators navigate the complexities of this mandatory program by indicating their progress against MIPS criteria in real-time and surfacing actionable tasks to improve their scores and help them satisfy measures. In addition, we will provide extensive client support to further reduce the administrative burden of complying with the MIPS program, including proactively identifying clients who are required to report, ensuring that they meet requirements, and seamlessly reporting data to Centers for Medicare & Medicaid Services on their behalf, ultimately helping our clients avoid penalty payments.

Connecting to patients:
athenaCommunicator is our patient engagement service that helps practices delight patients with the quality of their experience, compels patients to engage fully in their care, and eliminates unnecessary work for our clients. In 2017, the athenaCommunicator team plans to roll out enhancements that will further engage patients and assist our clients with managing patient populations. We will build on the improved self check-in workflows launched in 2016 by creating a better patient experience for completing health history forms, history of present illness forms, and other pre-appointment forms prior to the visit. The team also plans to make significant enhancements to online scheduling, including new workflows for building calendar templates, booking and managing appointments, integration of no-show prediction, and network scheduling. In order for patients and providers to feel the benefits of being connected to our network, we need to allow scheduling actions to take place between providers and give patients visibility to all 98,948 providers on our network. We look to reinvent the way practices configure and manage schedules to give providers and their staff more control while maximizing schedule density.
We believe that care coordination and patient self-management are the next big areas in which healthcare will compete. As the healthcare industry becomes increasingly consumer-driven, we are focused on expanding services to reduce work, providing more convenient patient access, and measuring patient satisfaction. We are excited to report that athenaWell, our patient-facing application, is available for all of our new Population Health clients as a native component of the service as of March 2017. Care managers can enroll their patients into the athenaWell mobile app, and patients can then access their care plans and goals, communicate securely with their care managers, and provide self-reported data to their care team. This patient-facing mobile app originated from the Patient IO acquisition we completed in late 2016.
Patient portals represent another key aspect of the consumerism of health care, and we are providing tools that help our clients take advantage of this trend. Summit Medical Group and Summit Health Management, an athenahealth client based in New Providence, NJ, illustrates the benefits of driving strong patient portal adoption. While Summit initially developed the patient portal as a way to meet the standards of meaningful use for electronic health records, they came to recognize a trend in increasing patient demand for a portal, as well as how it could become a source of real strategic value. After committing to sign up patients for its athenahealth portal, Summit increased patient portal adoption to 70% and now conducts a third of its business through the portal. As a result, the practice enjoys faster collection of patient payments, streamlined scheduling, and improved patient satisfaction.
Connecting to the care continuum:
We continue to make meaningful progress in bringing the power of our network-enabled services to the hospital and health systems market. Our strong momentum in the small hospital market continued into 2017 as highlighted by the following: 1) the community hospital sales team delivered on its first quarter bookings goal; 2) we continue to bring more small hospitals live on our full suite of athenaOne for Hospitals & Health Systems service and are starting to drive scale with our implementation process; 3) we successfully migrated all of the acquired client base from the RazorInsights acquisition onto athenaNet; 4) we anticipate 100% of our eligible hospital clients will successfully attest for Meaningful Use Stage 2 for the 2016 reporting period; and 5) we are targeting the second half of 2017 for Meaningful Use Stage 3 certification. As always, we continue to drive results for our hospital clients. Over the course of 2016, our hospital clients saw an average of 106.5% of patient collections as a percentage of baseline, a 16% decrease in Days in Accounts Receivable, and a 15% increase in primary claims paid within 40 days. In 2017, our focus on service stability and client performance continues with our billing performance team closely monitoring and measuring the performance of every hospital on our athenaOne for Hospitals and Health Systems service. We are pleased to report solid performance across key sentinel metrics as we onboard more hospital clients and dramatically increase claims volumes. Across our hospital network, total claims paid within 40 days reached 80% during March 2017, and nearly 70% of our hospital clients achieved over 104% of their baseline cash flow during March 2017.
As a network-enabled services company, we continue to follow our three-pronged build, buy, and partner strategy to not only deepen our services for the under 50-bed hospital market but to help us accelerate our future move into the larger and more complex hospital markets. To this end, we will continue to rely on MDP partners to provide specific clinical documentation support for service lines that are not ubiquitous in all critical access hospitals. Today, we support all of the workflows required to run a critical access hospital including physician and nurse documentation and order entry for emergency departments, inpatient services, outpatient services, pharmacies, labs, and radiology departments. During 2017, we plan to scale our functionality and services to support bigger hospitals in the community hospital segment. We will also look for opportunities to deepen and expand our services to reduce and eliminate repetitive work that happens in these hospitals, such as pre-authorization work.
Business Development Update
More Disruption Please (“MDP”)
The mission of our MDP program is to create a true distribution platform that attracts and supports new generations of innovators and entrepreneurs and that delivers innovative solutions to help our clients optimize their financial and operational performance. The MDP team remains focused on leveraging all three major components of this program - the network, the marketplace, and the accelerator - to identify opportunities in the market and seamlessly integrate innovative solutions that will benefit athenahealth, our clients, and the healthcare industry as a whole.

2017 is already shaping up to be an exciting year for all facets of our MDP program, particularly around the athenahealth Marketplace. Launched in 2011, the athenahealth Marketplace is the shopping destination for providers to access best-in-breed, third-party health IT solutions that are seamlessly integrated into our core services. Since last year, the number of offerings available on the Marketplace has doubled to more than 140 with new capabilities ranging from chronic care management to bundled payments to clinical decision support. Client adoption has more than doubled over last year with one of every four clients using at least one MDP solution today. This substantial growth in the number of partners offered on the Marketplace and in the number of clients adopting these services demonstrates the strong demand for this program. More importantly, the real and tangible results that our Marketplace partners are delivering to our clients clearly show the importance, value, and differentiation of this program in the healthcare industry.

Here are a few examples of how our Marketplace partners are supporting our clients in optimizing care and achieving peak performance:

•
Valley Medical Group, an 86-physician multi-specialty practice in Massachusetts, turned to schedule automation developer, QueueDr, to help fill last-minute cancellations. Since early 2016, QueueDr has optimized Valley Medical’s patient volume: filling an average of over 139 cancellations per month, while saving the practice 16 administrative days of work-time previously spent rebooking appointments by phone. On the patient side, the average appointment wait time for those who use QueueDr has been reduced by two weeks.

•
MDCS Dermatology in New York utilizes the practice growth platform, PatientPop, to help them attract new patients and increase visibility online through SEO optimization, online scheduling, and reputation development. In seven months, PatientPop has helped drive over 39,000 visitors to the practice’s website, generating over 850 online bookings, 60% of which were new patients.

•
Heritage Hills Family Medicine in Colorado specializes in family medicine and addiction management services. In 2016, the practice introduced telemedicine through Hale Health’s remote care platform. Since launching live video visits and asynchronous messaging, Hale Health has helped streamline communication and improve patient access and satisfaction, thereby boosting Heritage’s visit volume and driving a 30% increase in practice revenue.

•
Advanced Medical Group (“AMG”), a Texas-based family medicine practice, switched to MedXCom’s after-hours answering service when the practice’s previous live operator raised its fees while lowering quality of service. Since then, AMG has reduced service costs by over 50% while increasing the efficacy of every call. AMG’s physicians can review patient charts on their smartphones as calls come in, access recordings of conversations at any time, and write notes that automatically flow back into the patients’ charts.

In 2017, our MDP program is looking to expand the capabilities offered on the Marketplace in areas such as virtualized care delivery, cloud-based hospital solutions, clinical automation, behavioral and consumer health, and value-based care. To learn more about athenahealth’s MDP program and partnership opportunities and to explore the athenahealth Marketplace, please visit www.athenahealth.com/disruption.
Client Base Discussion
As our client base expands outside the traditional ambulatory market, we believe that total active providers, covered lives, and discharge bed days are the more appropriate metrics to use to define our network growth, client base, and market share.
As discussed at the Ninth Annual Investor Summit on December 15, 2016, we have made changes to our network growth metrics disclosure beginning in fiscal year 2017. We now disclose the following network growth metrics: 1) providers on athenaCollector, athenaClinicals and athenaCommunicator for athenaOne (ambulatory); 2) discharge bed days for athenaOne (hospital); and 3) covered lives for population health. In addition to providing these new metrics for athenaOne for Hospitals & Health Systems and athenahealth Population Health, we have also refined our definition of providers on our core ambulatory services to include additional provider types such as behavioral interventionists and certified physician assistants and further refined our definition of providers for athenaCommunicator to reflect providers whose practices have enabled the patient portal. The network growth metrics and sequential growth from Q4 2016 to Q1 2017 are displayed in the table below:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 12/31/16	96,542	49,482	57,861	6,107	2,215,451
Sequential Growth	2,406	2,791	2,209	5,243	562,509
Ending Balance as of 3/31/17	98,948	52,273	60,070	11,350	2,777,960
Sequential Growth %	2%	6%	4%	86%	25%
New Deals
On April 20, 2017, we announced that Resurgens Orthopaedics has selected our suite of electronic health record, practice management, and patient engagement services to support its base of approximately 100 providers in over 20 locations. Resurgens Orthopaedics, one of the nation’s largest orthopedic practices, has 21 offices throughout metro Atlanta, serving the residents of Georgia, the southeast and beyond.
Client Implementations
Below are examples of publicly-disclosed clients that went live or partially live during Q1 2017:

•
NewYork-Presbyterian continued the phased rollout of our suite of ambulatory services, athenaOne, and brought two additional waves live at NewYork-Presbyterian Medical Groups in Q1 2017. We expect NewYork-Presbyterian Medical Groups to be fully live in 2017.

•	Adventist Health continued the phased rollout of our suite of ambulatory services, athenaOne, and brought another wave live in Q1 2017. We expect Adventist Health to be fully live in 2017.

•	Tenet Health started the phased rollout of our full suite of ambulatory services, athenaOne, and brought two waves live in Q1 2017.

•	Dignity Health continued the phased rollout of our Population Health service, with implementation of two additional service areas live in Q1 2017.

•	Tandigm Health went live on our Population Health service in Q1 2017.
Growth Discussion
The athenahealth marketing organization encompasses our growth operations, event and partner marketing, inside sales agents, advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth. The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
We continue to see strong demand for our differentiated network-enabled services. However, post the government mandate era, clients are looking for more of a reason to switch from their current healthcare technology. In response to these changing market dynamics, our focus is on product market fit and further reducing work and administrative burden for our clients. We believe our work reduction guarantee will help us improve our win rate with medical practices in 2017.

In 2017, we reorganized our sales force into two segments for sales of athenahealth-branded services to better address our clients’ needs and our markets: the enterprise team, which will be dedicated to serving community hospitals, regional and national health systems, payers, and integrated healthcare enterprises; and the independent medical group team, which will be dedicated to independent medical practices of all sizes. We also have a pharmaceutical sales team dedicated to sales of our Epocrates-branded services for pharmaceutical and other institutional clients. Our sales force is supported by personnel in our marketing organization, who provide specialized support for promotional and selling efforts. Due to our ongoing service relationship with clients, we conduct a consultative sales process for most of our offerings, which generally includes understanding the needs of prospective clients, developing service proposals, and negotiating contracts to enable the commencement of services.

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in millions)

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2017, and 2016:

(unaudited, in millions)	Three Months Ended March 31,
	2017	2016
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Cost of revenue	$3.7	$4.8
Selling and marketing	4.4	4.1
Research and development	3.4	2.7
General and administrative	2.7	3.6
Total stock-based compensation expense	14.2	15.2
Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue (1)	1.0	1.2
Amortization of capitalized stock-based compensation related to software development allocated to research and development (1)	0.1	—
Total	$15.3	$16.4

(1)
In addition, for the three months ended March 31, 2017, and 2016, $0.6 million and $0.2 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in millions)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2017, and 2016:

(unaudited, in millions)	Three Months Ended March 31,
	2017	2016
Amortization of purchased intangible assets allocated to:
Cost of revenue	$1.1	$3.3
Selling and marketing	3.3	2.9
Total amortization of purchased intangible assets	$4.4	$6.2

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in millions, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin and Service Automation Rate
Set forth below is a presentation of our “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue and our “Service Automation Profit” and “Service Automation Rate,” which represents Service Automation Profit as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended
	March 31,
	2017	2016

Total revenue	$285.4	$256.1
Cost of revenue	144.4	132.4

GAAP Gross Profit	141.0	123.7

GAAP Gross Margin	49.4%	48.3%

Add: Stock-based compensation allocated to cost of revenue	3.7	4.8
Add: Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue	1.0	1.2
Add: Amortization of purchased intangible assets allocated to cost of revenue	1.1	3.3
Add: Integration and transaction costs allocated to cost of revenue	0.1	—

Non-GAAP Adjusted Gross Profit (as redefined)	$146.9	$133.0

Non-GAAP Adjusted Gross Margin (as redefined)	51.5%	51.9%

Add: Amortization and depreciation expense allocated to cost of revenue	24.8	21.8
Add: Overhead expense allocated to cost of revenue	4.4	4.1

Service Automation Profit (1)	$176.1	$158.9
Service Automation Rate (1)	61.7%	62.0%

(1)	Service Automation Profit and Rate, formerly referred to as Non-GAAP Adjusted Gross Profit and Margin, excludes amortization, depreciation, and overhead costs.

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended
	March 31,
	2017	2016

Total revenue	$285.4	$256.1

GAAP net loss	(1.4)	(0.8)
Add: Provision for (benefit from) income taxes	1.3	(0.7)
Add: Total other expense	1.2	1.8
GAAP operating income	$1.1	$0.3

GAAP operating margin	0.4%	0.1%

Add: Stock-based compensation expense	14.2	15.2
Add: Amortization of capitalized stock-based compensation related to software development	1.1	1.2
Add: Amortization of purchased intangible assets	4.4	6.2
Add: Integration and transaction costs	1.2	0.2
Add: Exit costs, including restructuring costs	—	1.1

Non-GAAP Adjusted Operating Income	$22.0	$24.2

Non-GAAP Adjusted Operating Income Margin	7.7%	9.4%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in millions, except per share amounts)	Three Months Ended
	March 31,
	2017	2016

GAAP net loss	$(1.4)	$(0.8)
Add: Stock-based compensation expense	14.2	15.2
Add: Amortization of capitalized stock-based compensation related to software development	1.1	1.2
Add: Amortization of purchased intangible assets	4.4	6.2
Add: Integration and transaction costs	1.2	0.2
Add: Exit costs, including restructuring costs	—	1.1

Sub-total of tax deductible items	20.9	23.9

Add: Tax impact of tax deductible items (1)	(8.4)	(9.6)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	1.4	(0.1)

Non-GAAP Adjusted Net Income	$12.5	$13.4

Weighted average shares - diluted	39.6	39.0

Non-GAAP Adjusted Net Income per Diluted Share	$0.32	$0.34

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net loss to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

(unaudited, in millions, except per share amounts)	Three Months Ended
	March 31,
	2017	2016

GAAP net loss per share - diluted	$(0.03)	$(0.02)
Add: Stock-based compensation expense	0.36	0.39
Add: Amortization of capitalized stock-based compensation related to software development	0.03	0.03
Add: Amortization of purchased intangible assets	0.11	0.16
Add: Integration and transaction costs	0.03	0.01
Add: Exit costs, including restructuring costs	—	0.03

Sub-total of tax deductible items	0.53	0.61

Add: Tax impact of tax deductible items (1)	(0.21)	(0.25)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	0.04	—

Non-GAAP Adjusted Net Income per Diluted Share	$0.32	$0.34

Weighted average shares - diluted	39.6	39.0

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net loss to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2017 GUIDANCE
(Unaudited, in millions, except per share amounts)
Please note that the figures presented below may not sum exactly due to rounding.
Non-GAAP Adjusted Operating Income Guidance
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin” guidance for fiscal year 2017, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	LOW	HIGH
	Fiscal Year Ending December 31, 2017
Total revenue	$1,210	$1,250

GAAP operating income	$36	$46

GAAP operating income margin	3.0%	3.7%

Add: Stock-based compensation expense	60	70
Add: Amortization of capitalized stock-based compensation related to software development	2	2
Add: Amortization of purchased intangible assets	17	17
Add: Integration and transaction costs	5	5
Add: Exit costs, including restructuring (1)	—	—
Add: Gain or loss on investments (1)	—	—

Non-GAAP Adjusted Operating Income	$120	$140

Non-GAAP Adjusted Operating Income Margin	9.9%	11.2%

(1)
We currently do not anticipate exit costs, including restructuring or gain or loss on investments during fiscal year 2017. However, if these items occur in fiscal year 2017, we would exclude these items from our Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Income Margin.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
In Q4 2016, management redefined “Non-GAAP Adjusted Gross Profit” as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transactions costs allocated to cost of revenue, and (4) exit costs, including restructuring costs allocated to cost of revenue, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management defines “Service Automation Profit,” formerly referred to as Non-GAAP Adjusted Gross Profit, as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transaction costs allocated to cost of revenue, (4) exit costs, including restructuring costs allocated to cost of revenue, (5) amortization and depreciation expense allocated to cost of revenue, and (6) overhead expense allocated to cost of revenue, and “Service Automation Rate,” formerly referred to as Non-GAAP Adjusted Gross Margin, as Service Automation Profit as a percentage of total revenue. Management considers these non-GAAP financial measures and metrics to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures and metrics enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes; total other expense (income); stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments; and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income (loss) before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure or metric referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — Integration costs are the severance payments and retention bonuses for certain employees related to specific transactions. Transaction costs are costs related to strategic transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Exit costs, including restructuring costs — represents costs related to workforce reductions and to terminate certain lease or other agreements for strategic realignment purposes. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Gain or loss on investments — represents gains or losses on the sales, conversions, or impairments of our investments, such as marketable securities and More Disruption Please (“MDP”) Accelerator investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•
Non-GAAP tax rate — We use a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Supplemental Metrics and Definitions

	Fiscal Year 2016				Fiscal Year 2017

	Q1	Q2	Q3	Q4	Q1
Network Growth
Total Providers on athenaCollector (1)	n/a	n/a	n/a	96,542	98,948
Total Providers on athenaClinicals (1)	n/a	n/a	n/a	49,482	52,273
Total Providers on athenaCommunicator (1)	n/a	n/a	n/a	57,861	60,070
Total Discharge Bed Days	n/a	n/a	3,802	6,107	11,350
Total Covered Lives	n/a	n/a	2,064,126	2,215,451	2,777,960

Client Performance
Net Promoter Score	34.0	29.3	20.2	23.9	25.4
Client Days in Accounts Receivable (“DAR”)	41.3	40.6	41.5	40.2	41.4
First Pass Resolution (“FPR”) Rate	94.2%	94.7%	94.5%	94.7%	93.3%
Electronic Remittance Advice (“ERA”) Rate	83.8%	84.9%	84.5%	85.3%	84.7%
Total Claims Submitted	41,246,696	42,261,855	42,611,244	45,841,213	47,253,923
Total Client Collections ($)	5,203,424,281	5,563,351,503	5,714,549,558	6,133,676,322	6,025,219,489
Total Working Days	62	64	64	61	62

Employees
Cost of Revenue	2,310	2,481	2,653	2,799	2,859
Selling & Marketing	652	727	762	769	745
Research & Development	1,355	1,336	1,406	1,283	1,357
General & Administrative	435	446	446	454	458
Total Employees	4,752	4,990	5,267	5,305	5,419
(1) Refined provider definition includes additional provider types (e.g., behavioral interventionists and certified physician's assistants) and further refined the provider definition for athenaCommunicator to reflect providers whose practices have enabled the patient portal

Supplemental Metrics Definitions

Network Growth
Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners and Registered Nurses.

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Discharge Bed Days
Discharge bed days is defined as the number of days a patient is hospitalized in an inpatient level of care during the quarter. The day of the admission, but not the day of discharge, is counted. If both admission and discharge occur on the same day, it is counted as one inpatient day.

Covered Lives
Covered lives on the network is defined as the quarterly average of the number of patients for which we have eligibility, claims, pharmacy, or risk data in the Population Health platform, for a given client in a given month.

Client Performance
Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Cost of Revenue
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover
The number of voluntary terminations within a quarter divided by the average of the starting headcount and ending headcount for the quarter. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

New Hires Leaving in 12 Months	The percentage of employees with less than one year of service from most recent hire date who left voluntarily or involuntary during the quarter.
Employee Engagement	Quarterly engagement survey results for employees.. Employee engagement results are reported in Q2 and Q4 only.

Performance
athenaCollector Composite
athenaCollector Composite consists of Ambulatory Days in Accounts Receivable (the average number of days that it takes outstanding balances on claims to be resolved), and Collector Claim Hold Inflow Rate (the number of times a claim moved into client HOLD and MGRHOLD buckets divided by the claims created during the month).

athenaClinicals Composite
athenaClinicals Composite consists of Clinicals Inbox Inflow Rate (the number of practice user actions moving the document into client work buckets divided by the number of clinical encounters during the month) and After-hours Documentation Rate (the percentage of encounter documentation that a provider does outside of business hours).

athenaCommunicator Composite
athenaCommunicator Composite consists of Self-Check In Rate (the number of appointments for which the patient began the self-check in process divided by the total number of appointments which were eligible for self-check in), and Online Self Pay Rate (the total number of self-service payments, not dollars, received via Quick Pay, Check In, or Portal, divided by the total number of payments received by the practice).

Hospital Composite
Hospital Composite consists of Hospital Collector - Hospital Clients Exceeding Cash Goal (the percentage of hospital clients with actual cash flows >=104% of their average cash flow prior to go-live) and Hospital Clinicals - True CPOE Adoption % (the number of inpatient orders input by physicians or mid-level providers divided by total inpatient orders. Only inpatient orders within inpatient departments are included).

Satisfaction
Client Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Inbound Contacts per Provider per Month	The number of voice and portal requests we receive on a monthly basis divided by the number of athenaCollector providers and athenaClinicals providers.

Financial
Bookings
Annual bookings are defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services; net of actual charge backs.

Non-GAAP Adjusted Operating Income Growth	Percentage growth of Non-GAAP Adjusted Operating Income in fiscal year 2017 over Non-GAAP Adjusted Operating Income in fiscal year 2016.